CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Quarta-Rad, Inc.

We consent to the inclusion in the foregoing Registration Statement on amendment No.1 to Form S-1/A of our report dated May 13, 2014, relating to our audits of the balance sheets of Quarta-Rad, Inc. as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. Our report dated May 13, 2014, relating to the financial statements includes an emphasis paragraph relating to related party transaction during 2013 and 2012.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

May 13, 2014